Exhibit 10.30

LEASE

Section 1.                                            BASIC LEASE PROVISIONS

1.01                           Date and Parties.  This lease (Lease) is made the 20th day of January, 2004 between Robert G. Scarano, as Trustee for M. K. Realty Trust under a Declaration of Trust dated April 25, 1995 and recorded in the Middlesex North District Registry of Deeds in Book 7519 on Page 061, (Landlord) and Enterprise Bank and Trust Company (Tenant).  Tenant is a Massachusetts Corporation with a principal office at 222 Merrimack Street, Lowell, Massachusetts 01852.

1.02                           Premises.                                              The Landlord leases to Tenant and Tenant leases from the Landlord, subject to the terms of this Lease, a unit of a building (“the building”), which is to be built and which unit, when the building is erected, will contain Three Thousand- Seven Hundred-Forty Five (3,745) square feet of first floor space (hereafter referred to as the “Demised Premises”) and shown on Exhibit “A” hereto and annexed and made a part hereof.  The Demised Premises shall be referred to as Unit 1.  Unit 1 shall be part of a building located in a Shopping Mall to be known as Lynley Square (the “Shopping Mall”) and located in the Town of Tewksbury, Middlesex County, Massachusetts, the boundaries of which are shown on Exhibit “A.”  The present structure now located on the Shopping Mall shall be torn down and the Landlord shall erect thereon an 11,000 square foot building composed of up to six retail units on the first floor and containing`3500 square feet of office space located on the second floor of the building over the main building entrance.

1.03                           Use.                        The tenant shall use the demised Premises as a commercial bank branch facility providing teller and other services, as well as an Automatic Teller Machine (“ATM”) and other services customarily provided by commercial banks including providing stock brokerage services, the operation of a trust company, the sale of insurance and any other banking service which may be permitted from time to time by the Federal Reserve Bank and/or the Division of Banking of the Commonwealth of Massachusetts.  The demised Premises may also be used for any other purpose or purposes or any other like equipment which are permitted by the zoning by-laws of Tewksbury as the same as from time to time amended.

1.04                           Term.  The initial term of this lease shall be the period of seven (7) years commencing on the commencement date (hereafter defined) and ending eighty-four (84) months after the commencement date.

1.05                           Extended Term.  If this original lease is still in full force and effect, then the Tenant shall have the right and option to extend the initial term hereof for twelve (12) consecutive thirty (30) month options of extension (the “First Option Period”, “Second Option Period”, “Third Option Period”, “Fourth Option Period” and “Fifth Option Period”, “Sixth Option Period”“Seventh Option Period”“Eighth Option Period”“Ninth Option Period”“Tenth Option Period”“Eleventh Option Period”“Twelfth Option Period” respectively).  The term of this lease shall be extended for the applicable Option Period without the requirement of any further instrument, unless, no later than the date which is Ninety (90)days prior to the expiration of the initial term or applicable Option Period, as the case may be, the Tenant shall send written notice (the “Termination Notice”) to the Landlord of its intention not to exercise its option to extend the term of this lease, in which event the term of this lease shall expire on the last day of the initial term or applicable Option Period, as the case may be.  If the Tenant shall fail to send the Termination Notice, then the term of this lease shall be extended as aforesaid upon all of the same terms and provisions contained in this lease, except that annual minimum rent for each of the Option Periods shall be as set forth in article 2.03.

1.06                           Parking.  When completed the Leases Premises shall contain not less than ninety (90) parking spaces, of which ten (10) spaces shall be exclusively dedicated to the use of Enterprise Bank and Trust Company and its customers. There will be a minium of six (6) additional parking spaces which parking spaces shall be as shown in Exhibit C-4 immediately adjacent to Unit 1.  The parking spaces for Enterprise Bank Employees at a space to be designated by Landlord shall be located in a lighted, lined, and hot-topped parking lot.  The Landlord shall attach to this Lease an approved site plan which shows the parking lot, access to the parking lot, and the location of the parking spaces, which plan shall be Exhibit C-4  and shall be incorporated, herein.

1.07                           Building. The Landlord, at its expense, shall erect on the Premises up to six Units building.  Unit 1, which shall be leased to the Tenant, and will be referred to herein, and has been referred to as the “Leased Premises”,  shall contain Three Thousand-Seven Hundred-Forty Five (3,745) square feet of first floor space.  The amount of square footage shall be measured from the inside all walls of Unit 1 and from the inside walls of all units in the building.  Unit 1 and the other improvements on the Premises shall be completed in a good and workman like manner, and shall comply with all applicable laws, ordinances, rules and regulations of governmental authorities, and shall be erected in accordance with the plans attached hereto in Exhibit D, which is incorporated herein by reference.  The building shall be constructed and fit-up with those items shown on a draft fit-up proposal which is attached hereto as Exhibit E, and in accordance with the plans and specifications described in Exhibit C, which is also attached hereto and incorporated by reference.  The Landlord agrees that not later than sixty (60) days from the date of this Lease, that it will furnish to the Tenant the specifications showing all materials which are to be used in connection withe construction of the building.

1.07A.              The area of square footage under the canopy which contains the drive through and the ATM Machines shall be called the canopy space.  The amopunt of basic rent charged for the canopy area shall be calculated at the common area rate.

1.08         LandLords Work.  The Landlord shall perform the following work to the building in which Unit 1 will be a part.

(1)	Construct the building shell in which Unit 1 is located in accordance with the plans and specifications set out in Exhibit D.
(2)	The plans and specifications shall require the Landlord to construct a shell and to bring all utilities to the point in the shell as shown on Exhibit A. The shell shall contain the roof, foundation, footings, floor, walls, and storefront.
(3)	The building shall be substantially completed when the Tenant is able to commence Tenant construction work without material interference from work required to be done by Landllord.
(4)	Pave, and stripe and light, provide drainage to the parking area in accordance with the approved site plan as shown in Exhibit C-4.
(5)	When the Landlords work is substantially completed, the Tenant shall commence the Tenant’s work.
(6)

The Landlord shall begin its work not later than February 1, 2004. The Landlord shall substantially complete its work not later than August 1, 2004. The Tenant will commence its work to fit out the Unit when the space is made available to it to enable it to commence its work. The Tenant anticipates it will require not more than 120 days to complete the tenant fit out work.

(7)	The commencement date of the lease shall be the first to occur of the following:
(1) The issuance of a certificate of occupancy by the Building Inspector of Tewksbury; for the Bank Unit; or
(2) 45 days from the date of completion of the Landlord’s work.
(8)	If a dispute shall arise regarding the substantial completion of Landlord’s work , the decision of the Tenant’s architect shall control.
(9)	If the Landlord’s work is not commenced by February 1, 2004 or if commenced, and not completed by August 1, 2004, the Tenant shall be permitted to terminate this lease.

1.10                           Drive Up Facilities.                                           The parking lot shall contain room adjacent to the building the subject matter of this Lease to allow the installation of two (2) drive-up facilities.  The location of the drive-up facility, and the location of the drive-up lanes including the drive-up canopy shall be erected as shown in Exhibit C-4), which is attached hereto, and made a part hereof.  It is understood that the canopy is to be part of the shell construction.

Section 2.                                            RENT

2.01                           Rent and Security   Beginning on the occupancy date, and on the first day of each succeeding month until the commencement date of the Lease the Tenant shall pay to the Landlord the occupancy rent in the amount of $3,120.83 dollars (prorated for any potential month). The occupancy date shall be the date when the Tenant commences to perform its fit up work.

2.02                           Initial Rent   Beginning on the commencement date,  the Tenant shall pay to the Landlord an annual rental (“ Base Rent”) for the initial term at the rate of Ten and 00/100 Dollars ($10.00) for each square foot of floor space on the first floor.  The fixed annual rate shall be paid to the Landlord on the first day of each month in advance during the first f seven (7) years of the initial term of this lease.

2.03                           Renewal Rent-first extended terms. For the First Option Period the Tenant shall pay to the

Landlord an annual rental (“ Initial Rent”) at the rate of Twelve Dollars ($12.00) for each square foot of floor space on the first floor.  The fixed annual rent shall be paid to the landlord on the first day of each month during the first option period.  For the Second Option Period rent shall increase over the annual minimum rent due and payable for the First Option Period from the first day of the first full calendar month of the Second Option Period through the last day of the last full calendar month of the Second Option Period.  For the Third Option Period rent shall increase over the annual minimum rent due and payable for the Second Option Period from the first day of the first full calendar month of the Third Option Period through the last day of the last full calendar month of the Third Option Period.  For the Fourth Option Period rent shall increase over the annual minimum rent due and payable for the third option period from the first day of the first full calendar month of the Fourth Option Period through the last day of the last full calendar month of the Fourth Option Period.  For the Fifth Option Period rent shall increase over the annual minimum rent due and payable for the Fourth from the first day of the first full calendar month of the Fifth Option Period through the last day of the last full calendar month of the Fifth Option Period.  For the Sixth Option Period rent shall increase over the annual minimum rent due and payable for the Fifth Option Period from the first day of the first full calendar month of the Sixth Option Period through the last day of the last full calendar month of the Sixth Option Period.. For the Seventh Option Period rent shall increase over the annual minimum rent due and payable for the Sixth Option Period from the first day of the first full calendar month of the seventh Option Period through the last day of the last full calendar month of the Seventh Option Period.  For the Eighth Option Period rent shall increase over the annual minimum rent due and payable for the Seventh Option Period from the first day of the first full calendar month of the Eighth Option Period through the last day of the last full calendar month of the Eighth Option Period. For the Ninth Option Period rent shall increase over the annual minimum rent due and payable for the Eighth Option Period from the first day of the first full calendar month of the Ninth Option Period through the last day of the last full calendar month of the Ninth Option Period. For the Tenth Option Period rent shall increase over the annual minimum rent due and payable for the Ninth Option Period from the first day of the first full calendar month of the Tenth Option Period through the last day of the last full calendar month of the Tenth Option Period.. For the Eleventh Option Period rent shall increase over the annual minimum rent due and payable for the Tenth Option Period from the first day of the first full calendar month of the Eleventh Option Period through the last day of the last full calendar month of the Eleventh Option Period. For the Twelfth Option Period rent shall increase over the annual minimum rent due and payable for the Eleventh Option Period from the first day of the first full calendar month of the Twelfth Option Period through the last day of the last full calendar month of the Twelfth Option Period.

2.04                           Rent Adjustment.    The amount of base rent for each extended term shall be determined as follows: Using the Revised Producers Price Index—All Urban consumers (PPI-U) U.S. City Average (1982-84 = 100) published by the Bureau of Labor Statistics of the United States Department of Labor (the “Price Index”), applicable on the last date of the twenty- fourth month following the commencement date of this Lease as the Denominator and the index number for the last month of each two year term thereafter as the numerator, multiply the resulting fraction times the base rent. In the event the Producer price index of the United States is discontinued, comparable statistics, as published by the United States Government shall be used for making such computation.

2.05                           Rent Payment.   All rent shall be paid by the Tenant to Landlord on or before the first day of every calendar month in advance, pro-rated for any partial month. Until further notice from Landlord, all rent is to be payable to Landlord and mailed to 1147 Main Street, Suite 107 in Tewksbury,  Massachusetts 01876.

2.06                           Rent Basis.    The initial rent for the first seven years of the initial term shall be calculated on the basis of $10.00 a square foot of floor area of the leased Premises times 3745 square feet and the basis of $12.00  a square foot of floor area for the first option period.   Prior to occupancy a representative of the Landlord and the Tenant shall take an accurate measurement of the leased Premises,  If the area is not Three Thousand-Seven Hundred-Forty Five (3,745) square feet then the initial rent and the first option rent shall be adjusted accordingly by the use of the following formula: total square feet of the first floor area of the leased Premises times $10.00, or $12.00, which ever is applicable.

Section 3.                                            AFFIRMATIVE OBLIGATIONS

3.01                           Utilities.    Tenant shall pay to the proper authority charged with the collection thereof, all charges for the consumption of electricity, gas, telephone and other such services separately metered or billed to Tenant for the leased Premises.  All such charges shall be paid as the same from time to time become due.  The Landlord acknowledges that it has brought all utilities which are to service the Leased Premises directly to the Premises and to the Leased Premises, and that the Tenant shall only need to make arrangements to turn on such utilities and arrangements for billing for any such services.  The Tenant shall make its own arrangements for such utility billing.  The Landlord shall not be liable for any interruption or failure in the supply of utilities to the Premises unless any such interruption or failure in the supply of utilities to the Premises was caused by the negligence of the Landlord.

3.02                           Repairs and Maintenance Tenant Obligations.   Tenant shall keep the Premises in good order; make repairs to the Premises needed because of the tenant’s use of the Premises;  repair and replace special equipment installed by or at Tenant’s request, except to the extent the repairs or replacement are needed because of Landlord’s misuse or primary negligence or Landlord’s replacement obligations in paragraph 3.04.  Prior to the commencement date of the lease. Tenant shall be permitted to inspect the building’s heating, air conditioning and ventilation system.(“HVAC System” or “HVAC”)  If the HVAC system is in good operating order, Tenant will be responsible for its repair and replacement during any and all term or terms of the lease.  If the HVAC system is in poor operating order or does not adequately distribute throughout the leased Premises as reasonably determined by the Tenant, the Landlord shall replace the same and after such replacement, the Tenant then shall be responsible for the repair and maintenance of the system and all warranties which accompany any replacement shall be available to the Tenant.  The Landlord shall provide two(2) five ton HVAC Units as part of the Landlord’s work.

3.03                           Landlord Repairs and Replacements.   The Landlord shall be responsible to replace the roof, foundation, exterior walls, interior structural walls, all structural components, and all systems such as mechanical, electrical, HVAC, and plumbing.  Except for repairs or replacements that Tenant must make under section 3.02, Landlord shall pay for and make all other repairs and replacements to the Premises.  Landlord shall make such repairs and replacements to maintain the Leased Premises in a first class condition.

3.04                           Time for Repairs and Replacement.   Repairs or replacements required under section 3 shall be made within a reasonable time after receiving notice or having actual knowledge for the need for repair or replacement.

3.05                           Tenant’s Obligation on Surrender.

a.                                       Upon the ending date of the initial term or the ending date of the last extension term, if any,  whichever is later, Tenant shall surrender the Premises to the Landlord in the same condition that the Premises were in at the beginning, except for ordinary wear and tear; damage by the elements, fire, and other casualty, condemnation, and damages arising from any cause not required to be repaired by the Tenant.

b.                                      On surrender, Tenant shall remove from the Premises, its personal property, trade fixtures and repair any damage to the Premises caused by the removal.  Any items not removed by Tenant as required above, shall be considered abandoned.  Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the cost of disposal, minus any revenues received by Landlord for the disposal.  It is understood that all personal property and trade fixtures brought onto the Premises by the Tenant even if affixed to the Leased Premises, including but not limited to vaults and vault components, security systems, ATM machines, night deposit systems, drive-up teller components, teller counter and under-counter equipment furniture, furnishings and the like, shall be considered personal property for which the Tenant shall have the absolute right to remove same, subject to its obligations to repair in paragraph 3.02.  Prior to the commencement date the Landlord and the holder of all mortgages shall execute a Landlord’s waiver acknowledging and consenting to the contents of this paragraph 3.05( b.)

3.06                           Assignment Subleasing.  The Tenant shall have no right to assign or sublet the whole or any part of the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Notwithstanding such assignment or subleasing, Tenant shall remain liable to Landlord for the payment of all rent and for the full performance of the covenants and conditions of this lease.

3.07                           Compliance With Law.  Tenant’s use of the Premises shall, at its own expense, conform to and comply with all zoning, building, environmental, fire, health, and other codes, regulations, ordinances, or laws which are applicable to the use made of the Premises by the Tenant.

3.08                           Landlord Access.  The Landlord or agents of Landlord, may at reasonable times, enter to view the Premises.  No visit of the Landlord or its agents shall take place at times other than normal business hours of the Tenant.

3.09                           Signs Building.  The Tenant shall be permitted signage on the leased Premises.  The same are to be placed and constructed in accordance with any sign or zoning by-law of the Town of Tewksbury. The Tenant shall be allowed to place a large sign in gold letters at the Top of the Sign Board to be located on the building where Unit 1 is located..  Tenant shall pay for the cost of erecting and maintaining any and all such signs. The Tenant shall remove the same upon the termination of this lease. The Landlord will cooperate with and assist the Tenant in obtaining approvals for such signage.

3.10                           Signs Shopping Mall    The Landlord prior to the commencement date at its sole expense shall erect a free standing sign tower in the shopping mall.  The location and the dimensions of the sign shall be as shown on Exhibit C4 attached hereto.  The Tenant shall be afforded the top space on the free standing sign.  The Landlord shall not permit any other mall tenants to place shopping mall sign which are greater than 75% of the size of the sign area to be used by Tenant.  No sign shall be placed on the building, or on the shopping mall sign without the written approval of the Tenant. The cost of the sign and its installation on the Tower shall belong to the Tenant.

Section 4.                                            COMMON AREA

4.01                           Non exclusive parking spaces.  Landlord agrees that Tenant shall, during the term hereof, with others, have the non-exclusive right to use the parking facilities of the Shopping Mall for the accommodation and parking of such automobiles of Tenant, its officers, agents and employees, and its customers while shopping in the Shopping Mall. Tenant and its customers shall have continuous and uninterrupted access to and from all the drive up areas.

4.02                           Maintenance.  Landlord shall cause all existing parking facilities, including lighting thereof, to be maintained in reasonable good repair and in reasonably clean condition at all times during the term of this lease. The parking areas and buildings in the shopping mall shall be maintained by the Landlord in a reasonably clean and painted condition at all times during all terms of this Lease. Beginning, and every two years thereafter, during the term of this lease, the Landlord, at no cost to the Tenant, shall re-line the parking spaces in the entire parking area which services the shopping mall. Beginning and every five (5) years thereafter, the Landlord, at no cost to the Tenant, shall paint the exterior of all buildings which are located in the shopping mall.   Beginning August 1, 2006 and every two (2) years thereafter during the term of the Lease, the Landlord at no cost to the Tenant, shall paint the exterior trim of each building in the shopping mall every two (2) years; shall seal the exterior parking area every four (4) years.  The Landlord shall also perform spring and fall clean-up to the exterior landscaping of the shopping mall, and grass and planting shall be done on a ten (10) to twelve (12) day rotation between may 15th, through November 15th of each year of the term of this Lease as such work is needed.

4.03                           Snow Removal.  Accumulations of snow will be removed by the Landlord from said parking areas and other common area of the shopping mall and from the drive-up teller areas of the leased Premises including all exits and entrances to the shopping area and all exits and entrances from the drive up teller area.  All snow accumulations and will be deposited in such locations as are feasible so as to permit unimpeded use of the drive up teller area and of the shopping facility parking areas. If the Landlord fails to commence clearing the snow within one hour after the snow ceases or prior to 7:00 a.m. on the morning after the snow storm, the Tenant is granted permission to remove the snow at the expense of the Landlord and the Landlord shall pay such bill less the pro-rata share of the Tenant. Snow plowing shall be a part of the common area maintenance expense of the shopping plaza.

4.04                           Common Area Maintenance Expenses.  The Landlord shall pay all costs and expenses of every kind and nature in operating, managing, equipping, policing, lighting, repairing, replacing and maintaining, landscaping and gardening in all parking area of the shopping center  (including any future parking subsequently installed in the Shopping Facility for the common use of customers and employees of the Shopping Facility), and all other common areas of the Shopping Facility including, furnishing receptacles for trash storage for the Tenant, and providing regular trash removal to and from the shopping center and daily cleaning of the leased Premises. The Landlord shall pay the electricity cost of all outside lighting and the cost of water and sewer services for the shopping center and the leased Premises. All services listed in this paragraph 4.04  shall be referred to as common area maintenance expenses. The Tenant shall pay to the Landlord as its pro-rata share of the common area maintenance a monthly sum calculated based on a formula which the total number of first floor square footage of the Tenant on the first floor of the leased premises bears to the total amount of square feet in the entire building.. Such payment shall be made in the same manner as monthly rent.

4.05                           Real Estate Taxes.   The Tenant shall pay to the Landlord a proportional share of the real estate taxes assessed against the entire shopping facility, including land and buildings.  The percentage of real estate taxes to be paid by the Tenant shall be based upon the amount of first floor square footage occupied by the Tenant together with the square foot area of the canopy are in relation to the amount of square footage of all the buildings erected on the Premises.

Section 5.                                            NEGATIVE OBLIGATIONS

5.01                           Overloading and Nuisance.  The Tenant shall not injure, overload, deface or permit to be injured, overloaded of defaced, the Premises and the Tenant shall not permit, allow or suffer any waste or any unlawful, improper or offensive use of the Premises or any occupancy thereof that would be injurious to any person, property, or invalidate or increase the premiums for any insurance on the Leased Premises.

5.02                           Payment of Landlord’s Expenses.  The Tenant agrees to pay on demand any Landlord’s cost and expenses including any reasonable legal expenses of any third party attorney employed by the Landlord and incurred by Landlord in enforcing through any court or arbitration proceeding brought to enforce the terms of this lease, provided it is determined during or after such court or arbitration proceeding that the Tenant was in violation of this lease. In the event there is a finding for the Tenant or against the Landlord, then the Landlord shall be responsible for all of the legal expenses, including reasonable legal costs of the Tenant.

Section 6.                                            INSURANCE

6.01                           Fire Insurance.  Landlord shall be required to keep the Leased Premises and Tenant shall be responsible to keep its personal property and trade fixtures with “all risks” insurance in an amount to cover one hundred (100) percent of the replacement cost of the Leased Premises and fixtures.  Tenant shall also keep any non-Leased Premises-standard improvements made to the Premises at Tenant’s request insured to the same degree as Tenant’s personal property.  Landlord’s policy shall include an endorsement that the insurance will cover damage to the Leased Premises caused by the negligence of the Tenant, its officers, and employees in the amount of-the full replacement value of the Leased Premises, as the value may exist from time to time.

6.02                           Liability Insurance.  Each party shall maintain contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability of two million dollars ($2,000,000.00) for personal injuries or deaths of persons occurring in or about the Leased Premises and the shopping area

6.03                           Waiver of Subrogation.    All insurance which is carried by either party with respect to the Premises and the shopping area or to furniture, furnishings, fixtures or equipment therein or alterations or improvements thereto, whether or not required, if either party so requests and it can be so written, and it does not result in additional premium, or if the requesting party agrees to pay any additional premium, shall include provisions which either designate the requesting party as one of the insured or deny to the insurer acquisition by subrogation rights of recovery against the requesting party.  Each party waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.  The policies of insurance required under section 6.01  and  6.02 to be maintained by Landlord shall name as insured parties Landlord and Tenant, as their respective interests may appear, and they may be carried under blanket policies maintained by Landlord if such policies comply with the provisions of section 6.01 and 6.02.

6.04                           Evidence of Insurance.   By the Beginning Date and upon each renewal of its insurance policies, each party shall give certificates of insurance to the other party.  The certificate shall specify amounts, types of coverage, the waiver of subrogation, and the insurance criteria listed in the lease.  The policies shall be renewed or replaced and maintained by the party responsible for that policy.  If either party fails to give the required certificate within thirty (30) days after notice for demand for it, the other party may obtain and pay for that insurance and receive reimbursement from the party required to have the insurance. Each policy shall contain a provision that no policy may be terminated or amended without at least 30 days written notice to the other party.

Section 7.                                            LOSS OF PREMISES

7.01                           Fire and Casualty Loss - Rebuild.  If the entire Premises or any substantial part thereof shall be damaged by fire or other insured casualty, then, Landlord shall proceed with diligence, subject to the then applicable statutes, building codes, zoning by-laws, and regulation to rebuild or repair in accordance or cause to be repaired such damages.  The repair or restoration will not commence until plans and specifications are reviewed by Tenant and Landlord.  The lease may be terminated 180 days after such damage, by the Tenant if construction has not commenced.  So much or all of the insurance proceeds shall be used to restore or rebuild.

7.02                           Abatement of Rent.  If the Premises, or any part thereof shall have been rendered unfit for use and occupation hereunder by reason of such damage the fixed Rent or a just and proportionate part thereof, according to the nature and extent to which the Premises shall have been so rendered unfit, shall be suspended or abated until the Premises shall have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty.

7.03                           Rebuild Last 24 Months.   If the Premises are so damaged by fire or other casualty (whether or not insured) at any time during 9th extended term and the cost to repair such damage is reasonably estimated to exceed one-half of the total Annual Fixed Rent payable hereunder for the period from the estimated completion date of repair until the end of the Term, and Landlord determines not to repair such damage, then and in any event, this Lease and the term thereof may be terminated at the election of Landlord by a notice from the Landlord to Tenant within sixty (60) days following such fire or other casualty.  In the event of any termination, this Lease and the Term hereof shall expire as of such effective termination date as though that were the date originally stipulated in Section 1.06  for the end of the Term and the fixed Rent shall be apportioned as of such date.  Except for the final extended term, the Tenant, unless the lease is terminated, may extend the term if the loss occurs during any term but the final term so as to require Landlord to rebuild according to this Section 7.03.

Section 8.                                            EMINENT DOMAIN AWARD

8.01                           Landlord reserves to itself and Tenant assigns to Landlord, all rights to damages accruing on account of any taking under the power of eminent domain or by reason of any act of any public or quasi public authority for which damages are payable.  Tenant agrees to execute such instruments of assignment as may be reasonably required by Landlord in any proceeding for the recovery of such damages if requested by Landlord, and to turn over to Landlord any damages that may be recovered in such proceeding.  It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant does not assign to part thereof, in the name of the whole, and repossess the same as of Landlord’s former estate or (ii) mail a notice of termination addressed to Tenant and upon such entry or mailing this Lease shall terminate.  In the event that this Lease is terminated under any of the foregoing provisions, or otherwise for breach of Tenant’s obligations hereunder, then at Landlord’s option, Tenant covenants to pay forthwith to Landlord as compensation the total rent and additional rent reserved for the residue of the Term, and pay on demand all Landlord’s costs and expenses, including reasonable attorney’s fees, incurred by Landlord in enforcing any obligation of Tenant under this Lease, or in connection with any request by Tenant for Landlord’s consent or approval under this Lease.

8.02                           In calculating the amounts to be paid by Tenant under the foregoing covenant, Tenant shall be credited with any amount actually paid to Landlord as compensation as herein before provided and also with any additional rent actually obtained by Landlord by reletting the Premises, after deducting the expenses of collecting the same.  And Tenant further covenants, as an alternative obligation, at Landlord’s election, after any such termination or entry, to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same times as if this Lease had not been terminated.

8.03                           Nothing herein contained shall, however, limit or prejudice the right of Landlord to obtain in proceedings for bankruptcy or insolvency or reorganization or arrangement with creditors as liquidated damages by reason of such determination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater than, equal to, or less than the amounts referred to above.

8.04                           If only a part of the demised Premises shall be taken under the power of eminent domain and if the term of this lease shall not be terminated as aforesaid, then the term of this lease shall continue in full force and effect and Landlord shall, within a reasonable time after possession is required for public use, repair and rebuild what may remain of the demised Premises so as to put the same into condition for use and occupancy by Tenant, and a just proportion of the minimum rent according to the nature and extent of the injury to the demised Premises shall be suspended or abated until what may remain of the demised Premises shall be put into such condition by Landlord, and thereafter a just proportion of the minimum rent according to the nature and extent of the part so taken shall be abated for the balance of the term of this lease.  Landlord shall not be required to spend an amount for such repairing and released Premises in excess of the amount received by Landlord as damages for such taking.

Section 9.                                            DEFAULTS - REMEDIES

9.01                           If,  (a) Tenant shall default in the performance of any such of its monetary obligations under this Lease, and if such default shall continue for ten (10) days after written notice from Landlord to Tenant (provided that Landlord shall not be required to give such notice more than twice during the Term, the third such non-payment constituting an Event of Default without the requirement of notice) or (b) if within thirty (30) business days after written notice from Landlord to Tenant specifying another default or defaults, Tenant has not commenced diligently to correct such default or has not thereafter diligently pursued such correction to completion, or (c) if any assignment shall be made by Tenant for the benefit of creditors, or if a petition is filed by or against Tenant under any provision of the Bankruptcy Code and, in the case of involuntary petition, such petition is not dismissed with ninety (90) days, or (d) if the Tenant’s leasehold interest shall be taken on execution or by other process of law, attached or subjected to any other involuntary encumbrances, then and in any such cases Landlord and its agents and servants may lawfully, immediately or at any time thereafter, and without further notice or demand, and without prejudice to any other remedies available to Landlord for arrearages of rent or otherwise, either (I) enter into and upon the Premises or any expiration of the term of this Lease the whole or any substantial part of the Premises shall be taken under the power of eminent domain, then the term of this Lease shall cease as of the time when Landlord shall be divested of its title in the demised Premises, and minimum rent shall be apportioned and adjusted as of the time of termination.

9.02                           Landlord’s Defaults.   If the Landlord fails to pay any liens or encumbrances affecting the property and to which this lease may be subordinate when any of the same may be due or in any other respects fails to perform any covenant or agreement in this lease contained on the part of the Landlord, to be performed, then and in such event, after the continuance of any such failure or default for thirty (30) days after notice has been given by the Tenant to the Landlord, Tenant may pay said lien or encumbrance and cure such defaults.  Tenant, after such thirty (30) day period, may make all necessary payments in connection therein, including but not limited to the payment of any reasonable attorneys fees, costs and charges incurred, in connection with any legal action which may have been brought.  If all such indebtedness of Landlord is not fully paid within thirty (30) days after Tenant has paid the same and Landlord has been given notice same has been paid, Tenant may elect (1) to deduct such amount from rent subsequently becoming due hereunder, or (2) extend this lease on the same covenants and conditions as herein provided until such indebtedness is fully paid by application to rents.  Encumbrance shall include mortgage payments where an uncured default exists.

9.03                           Tenant Defaults.   If Tenant shall fail to make or perform any payment or act required by this lease, then Landlord may, make such payment or perform such act for the account of the Tenant.  All amounts so paid by Landlord and all incidental costs and expenses including attorneys fees and expenses incurred in connection with such payments or performance, together with interest thereon at the maximum legal rate, or if no such rate is established at the rate of ten (10%) percent per annum from the date of the making of such payment or of the incurring of such costs and expenses, shall be paid by Tenant to Landlord on demand.  This is an additional remedy of Landlord.

Section 10.                                      NON DISTURBANCE

10.01  SUBORDINATION AND NON-DISTURBANCE.  This Lease and all rights of the Tenant hereunder are and shall be subject and subordinate to the lien of any and all mortgages which may now or hereafter affect the property or any part thereof and to all renewals, modifications, consolidations, replacements and extensions thereof, provided that any such mortgage placed upon the property shall provide that so long as there shall be outstanding no continuing event of default in any of the terms, conditions, covenants or agreements of this lease on the part of the Tenant to be performed, the Leasehold estate of the Tenant created by this Lease and Tenant’s peaceful and quiet possession of the property shall be undisturbed by any foreclosure of any such mortgage and the mortgagee shall recognize this lease and all its terms and conditions including but not limited to any rights to extend this lease and any and all rights of first refusal to lease or to purchase which are set forth in this lease.  The mortgagee shall consent to the use of all insurance proceeds for the restoration of the Leased Premises in the event of fire or other casualty as herein set forth. This subordination and non-disturbance document shall be executed prior to the commencement date.

10.02  Estoppel Certificate.  Either party shall from time to time, within ten (10) business days after receiving a written request by the other party, execute and deliver to the Asking Party a written statement in recordable form.  This written statement, which may be relied upon by the Asking Party and any third party with whom the Asking Party is dealing shall certify:

(i)	the accuracy of the Lease document;
(ii)	the Beginning and Ending Dates of the Lease;
(iii)	that the Lease is unmodified and in full effect or in full effect as modified stating the date and nature of the modification;
(iv)

whether to the Answering Party’s knowledge the Asking Party is in                         default or whether the Answering Party has any claims or demands                          against the Asking Party, and if so, specifying the Default, claim, or          demand; and

(v)	to other correct any reasonably ascertainable facts that are covered by the Lease terms

10.03  Right of First Refusal- Purchase.   If at any time during any term of this lease, Landlord shall receive and be willing to accept the bone fide offer from a third party to purchase the shopping center or if Landlord shall offer to sell the property to any third party, Landlord shall, if there is no event of default, promptly transmit to Tenant its offer to sell the property to Tenant upon same terms and conditions as those offered by or to the third party, together with a true copy of such original offer.  If Tenant shall not accept such offer within forty-five (45) days after it is made, Landlord may, after the expiration of such forty-five (45) day period, sell such interest to a third party upon terms and conditions as those offered to the Tenant.  If Tenant accepts such offer by notice to Landlord within the time permitted, the offer and acceptance shall constitute a contract for the sale by Landlord and the purchase by Tenant of the property at a closing to be held within thirty (30) days following the receipt by Landlord by Tenants notice of acceptance.  On the date of such purchase, the Landlord shall convey the Premises in consideration of the payment of the purchase price by quitclaim deed, conveying good clear record and marketable title to the Premises free of all liens and encumbrances except this lease and except for easements and restrictions of record which are listed on Exhibit E attached hereto.  The Landlord may use the purchase price to pay off mortgage liens and like encumbrances.  If Landlord shall be unable to give title, the Landlord shall use reasonable efforts to remove such defects in title.  All remaining conditions of sale shall be as found in the current Greater Boston Real Estate Board form purchase and sale agreement as reasonably adjusted for this transaction. Notwithstanding the foregoing, the Tenant may transfer its interest in the shopping center without being in violation of this article 10.03 to family members in the form of a family limited partnership or like entity provided the transfer is done as part of estate planning for the Landlord or its Trustees.

10.04  Right of First Refusal-Lease.   If at any time during any term of this lease, Landlord shall receive and be willing to accept the bone fide offer from a third party to lease the shopping center or if Landlord shall offer to sell the property to any third party, Landlord shall, if there is no event of default, promptly transmit to Tenant its offer to sell the property to Tenant upon same terms and conditions as those offered by or to the third party, together with a true copy of such original offer.  If Tenant shall not accept such offer within forty-five (45) days after it is made, Landlord may, after the expiration of such forty-five (45) day period, sell such interest to a third party upon terms and conditions as those offered to the Tenant.  If Tenant accepts such offer by notice to Landlord within the time permitted, the offer and acceptance shall constitute a contract for the sale by Landlord and the purchase by Tenant of the property at a closing to be held within thirty (30) days following the receipt by Landlord by Tenants notice of acceptance.  On the date of such purchase, the Landlord shall convey the Premises in consideration of the payment of the purchase price. by quitclaim deed, conveying good clear record and marketable title to the Premises free of all liens and encumbrances except this lease and except for easements and restrictions of record which are listed on Exhibit E attached hereto.  The Landlord may use the purchase price to pay off mortgage liens and like encumbrances.  If Landlord shall be unable to give title, the Landlord shall use reasonable efforts to remove such defects in title.  All remaining conditions of sale shall be as found in the current Greater Boston Real Estate Board form purchase and sale agreement as reasonably adjusted for this transaction.

10.05  Satellite Dish.  Notwithstanding anything to the contrary contained in this lease, the Landlord agrees that at any time during the term of this lease, the Tenant shall have the right to install on the Building, a satellite dish (the “Dish”), or other similar transmittal device.  The Tenant agrees and acknowledges, however, that the location of any Dish, the method of any such installation, and the type of Dish proposed to be installed shall be subject to:  (i) compliance by the Tenant with all applicable laws, rules, regulations and the like pertaining thereto; (ii) the consent by the Landlord, which consent shall not be unreasonably withheld.  If Tenant shall install such Dish, (a) the Tenant shall do so at its own cost and expense and in accordance with all applicable laws, rules and regulations; (b) the Tenant shall maintain such Dish in accordance with all applicable laws, rules and regulations.  At the expiration or other termination of this lease, such Dish shall remain the property of the Tenant, and shall be removed by the Tenant, and the Tenant shall repair any and all damage caused by such removal.

10.06  Landlord’s Waiver.  The Landlord acknowledges that the Tenant has informed the Landlord that the Tenant intends to finance the Tenant’s inventory, trade fixtures, trade equipment and furniture that the Tenant will be installing in the demised Premises.  The Landlord hereby agrees that the Landlord’s rights, and any lien that the Landlord may have by reason of the Tenant’s default under this lease, shall be subordinate to the rights of any lender providing the Tenant with funds for the purchase, financing or refinancing of such inventory, fixtures, equipment and/or furniture, provided, however, that a precondition to such subordination shall be the execution by the Landlord, the Tenant and such lender of the chattel lien waiver.

Section 11.                                      MISCELLANEOUS

11.01  Notices.  Unless a Lease provision expressly authorizes verbal notice, all notices under this Lease shall be in writing and sent by registered or certified mail, postage prepaid, or by federal express or other such carrier as follows:

To Tenant:

at  222 Merrimack Street, Lowell, Massachusetts 01852

To Landlord:

at 1147 Main Street in Tewksbury, Massachusetts 01876

Either party may change the addresses by giving notice as provided above.

11.02  Broker Warranty.  Each party warrants that there has been no real estate broker involved in connection with this lease.  The party who breaches this warranty shall defend, hold harmless and indemnify the non-breaching party from any claims or liability arising from the breach.

11.03  Partial Invalidity.  If any Lease provision is invalid or unenforceable to any extent, then that provision shall be excised from the agreement and the remainder of this Lease shall continue in effect and be enforceable to the fullest extent permitted by law.

11.04  Waiver.  The failure of either party to exercise any of its rights is not a waiver of those rights.  A party waives only those rights specified in writing signed by the party waiving its rights.

11.05  Binding on Successors.  This Lease shall bind the parties, their successors, representatives, and permitted assigns.

11.06  Governing Law.  This lease shall be governed by the laws of the Commonwealth of Massachusetts.

11.07  Recording.     Prior to the commencement date of this lease, the parties shall execute a Notice of Lease in a form suitable for recording in the Registry of Deeds where the property lies.

11.08  Survival of Remedies.  The parties’ remedies shall survive the ending of this lease when the ending is caused by the Default of the other party.

11.09  Authority of Parties.  Each party warrants that it is authorized to enter into the Lease, that the person signing on its behalf is duly authorized to execute the Lease, that no other signatures are necessary.

11.10  Entire Agreement.  This Lease contains the entire agreement between the parties about the Premises.  This Lease shall be modified only by a writing signed by both parties.

11.11  Quiet Enjoyment.  Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the demised Premises during the term of this Lease without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease and the encumbrances listed in Exhibit F.

11.12  Hazardous Waste:  Landlord agrees to indemnify and hold harmless the Tenant of and from any damages, including but not limited to reimbursement for mandated clean-up, costs of litigation and the like, arising from any hazardous waste which may exist on the Premises, either at the time of the commencement date of the lease or subsequently, unless such release or threat of release is due to or caused by Tenant activities or persons or entities under its control. Landlord.

11.13  Exclusive Use.  The Landlord agrees that, for and with respect to any term hereof, the Landlord will not enter into any lease at the Shopping Mall where the permitted use thereunder is the operation of commercial bank or a financial services business or any use described in Section 1.03 of this lease or any use of an ATM machine (a “Competing Use”).

If Landlord shall lease any space in the Shopping Mall to a Tenant whose use under its lease or occupancy is a Competing Use, and such Tenant shall commence such operation in the Shopping Mall (an “Exclusive Violation Condition”), then, in such event then, as Tenant’s remedy at law and in equity, for the period commencing on the date following the commencement of the Exclusive Violation Condition and continuing until the same shall cease, the Tenant shall have the right to:  (a) a reduction of fifty percent (50%) in the Tenant’s minimum rent payment otherwise due and payable hereunder (“Reduced Minimum Rent”) and (b) the pursuit of injunctive relief to enjoin or restrain such Tenant from engaging in such Competing Use.

11.14  Landlord’s Title to Premises.       Landlord represents and warrants that the Landlord has good and clear record and marketable title to the Premises in fee simple, and has the full right and lawful authority to enter into this Lease for the full Original Term and Option Terms hereof; that the Premises are free from any encumbrance, easement or restriction under which Tenant’s rights to possession and use of the Premises may be affected, disturbed or terminated; and that there is presently no mortgage or deed of trust encumbering the Premises, except as set forth in Exhibit F hereto.

Section 12:   CONTINGENCIES

12.01  Tenant’s Contingency.  The Tenant’s obligations under this lease shall be contingent upon its obtaining all approvals from the Commissioner of Banks of the Commonwealth of Massachusetts and the Federal Deposit Insurance Corporation so as to enable the Tenant to operate a commercial bank and trust company in and upon the Premises.  The Tenant agrees to make all the necessary applications as soon as this lease is executed and to proceed with such application in a good faith manner.  If such approvals are not obtained in 90 days, 2004, from the date of execution of this lease by both Landlord and Tenant, Landlord at its option may terminate this lease.  If there is a termination hereunder, Tenant at its sole cost and expense shall remove any items of personal property from the Premises and shall repair and restore the Premises to their previous condition prior to Tenant fit up, in a timely and expeditious manner.

Section 13.                                      ARBITRATION

13.01  Any disagreement between the parties with respect to the interpretation or application of this lease or the obligations of the parties hereunder shall be determined by arbitration.  Such arbitration shall be conducted, upon request of either the Landlord or the Tenant, before three arbitrators (unless the Landlord or the Tenant agree to one arbitrator) designated by the American Arbitration Association and in accordance with the rules of such Association.  The arbitrators designated and acting under this lease shall make their award in strict conformity with such rules and shall have no power to depart from or change any of the provisions thereof.  The expense of arbitration proceedings conducted hereunder shall be borne equally by the parties.  All arbitration proceedings hereunder shall be conducted in the county in which the leased property is located.

13.02  It is agreed that if at any time a dispute shall arise as to any amount or sum of money to be paid by one party to the other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said party to institute suit for the recovery of such sum, and if it shall be adjudged that there was no legal obligation on the part of said party to pay such sum or any part thereof, said party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this lease; and if at any time a dispute shall arise between the parties hereto as to any work to be performed by either of them under the provisions hereof, the party against whom the obligation to perform the work is asserted may perform such work and pay the cost thereof “under protest” and the performance of such work shall in no event be regarded as a voluntary performance, and there shall survive the right on the part of said party to institute suit for the recovery of the cost of such work, and, if it shall be adjudged that there was no legal obligation on the part of such party to perform the same or any part thereof, said party shall be entitled to recover the cost of such work or the cost of so much thereof as said party was not legally required to perform under the provisions of this lease.

Landlord
M.K. Realty Trust
By:

/s/ Robert G. Scarano
Robert G. Scarano
Trustee and not individually

Tenant
Enterprise Bank and Trust Company
By:

/s/ Robert R. Gilman
Robert R. Gilman
Its Senior Vice -President

LIST OF EXHIBITS

A -	Site Plan

B -	Not Applicable

C -	Unit 1 Designation plan to be provided by Tenant

C-4 - Site plan parking

D -	Building plan elevation

E -	Landlords fit out

F -	Liens and encumbrances